Filed Pursuant to Rule 424(b)(3)
                                                      Registration No. 333-92075

PROSPECTUS

                         WINTRUST FINANCIAL CORPORATION

                         352,942 Shares of Common Stock


     Certain shareholders of Wintrust Financial Corporation are offering for sale from time to time up to 352,942 shares of our common stock under this prospectus. The selling shareholders may offer the shares:

     o    to or through one or more underwriters,

     o    directly to purchasers,

     o    on the Nasdaq National Market in typical brokerage transactions,

     o    in negotiated transactions, or otherwise.

The selling shareholders may sell the shares of common stock covered by this prospectus:

     o    at market prices prevailing at the time of sale,

     o    at prices related to the then-prevailing market price, or

     o    at negotiated prices.

     Wintrust will not receive any proceeds from the sale of the shares of common stock by the selling shareholders. No minimum purchase is required and no arrangement has been made to have funds received by the selling shareholders and/or any registered representatives placed in an escrow, trust or similar account or arrangement.

     Wintrust's common stock is traded on the Nasdaq National Market under the symbol "WTFC." On November 29, 1999, the closing price for the common stock as reported on Nasdaq was $16.625 per share.

     YOU SHOULD CONSIDER, AMONG OTHER THINGS, THE INFORMATION SET FORTH IN "RISK FACTORS" BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

     THE SHARES OF COMMON STOCK THAT ARE BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS OR OTHER OBLIGATIONS OF A BANK AND ARE NOT INSURED BY THE BANK INSURANCE FUND OR THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY GOVERNMENTAL AGENCY.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                The date of this prospectus is December 16, 1999

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


ABOUT THIS PROSPECTUS..........................................................2

WINTRUST FINANCIAL CORPORATION - SUMMARY INFORMATION...........................3

RISK FACTORS...................................................................6

USE OF PROCEEDS...............................................................10

SELLING SHAREHOLDERS..........................................................10

PLAN OF DISTRIBUTION..........................................................10

TRANSFER AGENT................................................................12

LEGAL MATTERS.................................................................12

EXPERTS.......................................................................12

WHERE YOU CAN FIND MORE INFORMATION...........................................13





                              ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission; it provides you with a general description of the securities offered. You should read this prospectus together with additional information described under the heading "Where You Can Find More Information."

                         WINTRUST FINANCIAL CORPORATION

     Wintrust Financial Corporation, an Illinois corporation, is a financial services holding company headquartered in Lake Forest, Illinois, with total assets of approximately $1.6 billion at September 30, 1999. Wintrust engages in community banking and specialty finance businesses through its operating subsidiaries: Lake Forest Bank and Trust Company; Hinsdale Bank and Trust Company; North Shore Community Bank and Trust Company; Libertyville Bank and Trust Company; Barrington Bank and Trust Company, N.A.; Crystal Lake Bank and Trust Company, N.A.; First Insurance Funding Corporation (formerly First Premium Services, Inc.), a commercial insurance premium finance company; Wintrust Asset Management Company, N.A., a trust company subsidiary; and recently acquired Tricom, Inc., which provides financial and administrative services to the temporary staffing industry. In September 1996, each of the banking subsidiaries then existing and First Insurance Funding, which were previously affiliated but separately owned, became subsidiaries of Wintrust as a result of a transaction which combined their respective holding companies under one parent company.

     Today, Wintrust provides community-oriented, personal and commercial banking services primarily to individuals and small to mid-size businesses through 24 banking facilities. The table below provides information regarding each of our banks and their respective markets.

                                            TOTAL ASSETS             CHICAGO-AREA
                                        AT SEPTEMBER 30, 1999         COMMUNITIES            NUMBER
        BANK              DATE OPENED      (IN THOUSANDS)               SERVED           OF FACILITIES
---------------------    -------------  ---------------------     -------------------    -------------
Lake Forest              December 1991        $484,987             Lake Forest                  5
                                                                   Lake Bluff                   1

Hinsdale                 October 1993          324,801             Hinsdale                     2
                                                                   Clarendon Hills(1)           1
                                                                   Western Springs(2)           1
                                                                   Burr Ridge                  --

North Shore Community    September 1994        338,313             Wilmette                     3
                                                                   Kenilworth                  --
                                                                   Glencoe                      2
                                                                   Winnetka                     1
                                                                   Skokie                       1

Libertyville             October 1995          215,519             Libertyville                 3
                                                                   Mundelein                   --
                                                                   Vernon Hills                --

Barrington               December 1996         159,977             Barrington                   1
                                                                   Barrington Hills            --
                                                                   Lake Barrington             --
                                                                   North Barrington            --
                                                                   South Barrington            --
                                                                   Inverness                   --

Crystal Lake             December 1997          83,402             Crystal Lake                 3
                                                                   Cary                        --

----------------
(1)  Operates in this community as Clarendon Hills Bank, a branch of Hinsdale
     Bank.
(2) Operates in this community as Community Bank of Western Springs, a branch of Hinsdale Bank.

     Each of Wintrust's banking subsidiaries was founded as a de novo banking organization (i.e., started new) within the last eight years. The organizational efforts began in 1991, when a group of experienced bankers and local business people identified an unfilled niche in the Chicago metropolitan area community banking market. As large banks acquired smaller ones and personal service was subjected to consolidation strategies, opportunities arose in affluent suburbs for locally owned and operated banks emphasizing personal service. In pursuit of this strategic opportunity, the group founded Lake Forest Bank in December 1991 to service the Lake Forest and Lake Bluff communities. Thereafter, as desirable locations were procured in other attractive communities where management successfully recruited locally known, experienced bank officers, our other banks were organized with the participation of local residents and business leaders of those communities.

     Through First Insurance Funding, Wintrust originates commercial insurance premium finance loans on a national basis. Currently, the majority of these loans are being purchased by our banks in order to fulfill the lending capacity of the Banks. The loans originated by First Insurance Funding provide our banks with attractive yielding assets as a supplement to their lending activities. First Insurance Funding, which commenced operations approximately nine years ago, is headquartered in Deerfield, Illinois. Based on limited industry data available and First Insurance Funding management's experience in the industry, management estimates that First Insurance Funding is one of the largest premium finance companies operating in the United States. First Insurance Funding's loan volume exceeded $600 million for the 12 months ended September 30, 1999. These loans are originated by First Insurance Funding, working with medium and large insurance agents and brokers throughout the United States. Insurance premiums are financed primarily for commercial customers' purchases of liability, property and casualty and other commercial insurance.

     Wintrust conducts trust operations through Wintrust Asset Management, a separate subsidiary created on September 30, 1998, to expand Wintrust's trust services in the communities served by our banks. Wintrust has experienced trust personnel and offers trust services at Lake Forest Bank, North Shore Community Bank, Hinsdale Bank, and Barrington Bank. Wintrust plans to offer on-site trust services through Wintrust Asset Management at each of our remaining banks within the next few years.

     The historical financial performance of Wintrust has been affected by the high costs associated with growing market share in deposits and loans, opening new banking facilities and building an experienced management team. Wintrust's financial performance over the past five years reflects the improving financial performance of our banks as they mature, adjusted for the significant costs of opening new banks and branch offices. Wintrust's experience has been that it generally takes from 13 to 24 months for new banking facilities to first achieve operational profitability. Similarly, management currently expects a start-up phase for Wintrust Asset Management of approximately two to three years before the trust operations become profitable.

     In order to minimize the time lags typically experienced by de novo banks in redeploying deposits into assets that provide attractive yields, since its formation Wintrust has focused on the development of specialized earning asset niches. Because management believes that our banks, like many community banks, are not likely over time to generate loans to local customers for more than about half of their respective lending capacities, it is anticipated that Wintrust will continue to pursue specialized asset niches to allow Wintrust to generate large volumes of homogenous assets that can be retained for investment, sold into the secondary market or securitized to generate fee income, or for liquidity management purposes.

     To date, Wintrust has identified and finances loans in several such asset niches to enhance its loan-to-deposit ratio, including premium finance loans originated by First Insurance Funding, indirect auto loans, mortgage warehouse lending, medical and municipal funding, and, more recently, homeowners and condominium association lending. On October 26, 1999, we added a new earning asset and fee-based business niche through our acquisition of Tricom, Inc., a financial and administrative service bureau to the temporary staffing industry. Tricom, which is being operated as a subsidiary of Hinsdale Bank, provides short-term accounts receivable financing and value-added, out-sourced administrative services, such as data processing of payrolls, billing and cash management services. Tricom's clients, located throughout the United States, provide staffing services to businesses in diversified industries. Based on third quarter 1999 volume, Tricom currently processes payrolls with associated billings in excess of $200 million on an annualized basis.

     While committed to a continuing growth strategy, management's current focus is to balance further asset growth with earnings growth. To this end, Wintrust is seeking to more fully leverage the existing capacity of its operating subsidiaries to support internal growth. Additionally, Wintrust is continuing to pursue specialized earning-asset niches to shift the mix of earning assets to higher-yielding loans. Wintrust is also focusing on controlling deposit funding costs as the maturing Banks develop more established customer bases.

     Wintrust's principal executive offices are located at 727 North Bank Lane, Lake Forest, Illinois 60045, and its telephone number is (847) 615-4096.

                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in or incorporated by reference into this prospectus constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these statements from our use of the words "estimate," "project," "believe," "intend," "anticipate," "expect" and similar expressions. These forward-looking statements may include, among other things:

     o statements related to anticipated improvements in financial performance and management's long term performance goals,

     o    statements relating to Wintrust's business and growth strategies, and

     o    any other statements which are not historical facts.

     Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. In addition, our past results of operations do not necessarily indicate our future results. We discuss these and other uncertainties in the "Risk Factors" section of this prospectus.

                                  RISK FACTORS

     Investing in our common stock involves risks. The discussion below describes the most significant risk factors related to the offering. You should carefully consider these risks and uncertainties before deciding to invest in our common stock. If any of these risks or uncertainties actually occur, our business could be adversely affected. In that event, the trading price of our common stock could decline and you could lose all or a part of your investment. This prospectus and the information incorporated into it by reference also contain forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in the forward-looking statements as a result of certain factors, including those described below and elsewhere in the documents incorporated by reference in this prospectus.

DE NOVO OPERATIONS AND BRANCH OPENINGS IMPACT OUR PROFITABILITY; OUR HISTORICAL EARNINGS WERE ENHANCED THROUGH THE RECOGNITION OF PRIOR YEARS' TAX NET OPERATING LOSSES.

     Wintrust's historical results have been impacted by its strategy of de novo bank formations and branch openings through which Wintrust has built an infrastructure that management believes can support additional internal growth in our banks' respective markets. To expand into additional communities in and around Chicago, Wintrust may undertake additional de novo bank formations or branch openings. Based on Wintrust's experience, management believes that it generally takes from 13 to 24 months for new banking facilities to first achieve operational profitability, due to the impact of organizational and overhead expenses, the start-up phase of generating deposits and the time lag typically involved in redeploying deposits into attractively priced loans and other higher yielding earning assets. Wintrust's two newest subsidiaries, Crystal Lake Bank, which opened in December 1997, and Wintrust Asset Management, which we formed on September 30, 1998, are not yet operating profitably.

     The level of reported net income, return on average equity and return on average assets for Wintrust will in the near term continue to be impacted by start-up costs associated with our de novo bank and branching operations and the start-up of Wintrust Asset Management. To the extent Wintrust undertakes additional branching and de novo bank and business formations, Wintrust is likely to continue to experience the effects of higher operating expenses relative to operating income from the new operations. This may limit increases in profitability, although management currently intends to focus on balancing future growth with earnings improvements and anticipates that future results of operations will reflect greater leveraging of the investments Wintrust has made to date in the infrastructures of the existing banks.

     In addition, unlike prior periods, our reported net income in 1999 and future periods will not benefit significantly from recognition of net operating loss carryforwards. The value of prior NOL's recognized for financial statement reporting purposes during 1998 was $3.4 million and in 1997 was $4.2 million.

WE MAY NOT BE ABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY.

     Although Wintrust has historically grown through de novo bank formations and the establishment of new branch offices, Wintrust's strategic plan also includes potential acquisition of other financial institutions in attractive markets and potential acquisitions of specialty finance or commercial finance businesses that offer unique earning asset niches. Growth through acquisition may offer Wintrust the opportunity to increase market share in existing and new markets without incurring the full earnings impact of start-up operations. However, there can be no assurance that potential acquisitions will be available on terms acceptable or favorable to Wintrust or that the required regulatory approvals for any proposed acquisitions will be obtained. There also can be no assurance that Wintrust will be able to successfully integrate, operate and manage any business that it acquires so as to maintain or increase profitability.

     During October 1999, Wintrust completed a part cash, part stock acquisition of 10-year old, Milwaukee-based Tricom, Inc., a financial and administrative service bureau to the temporary staffing industry. The transaction is consistent with our stated strategy of adding a variety of diversified earning asset and fee-based business niches to augment our community-based banking revenues. While we entered into employment agreements ranging from one to three years with four senior officers of Tricom and expect the acquisition to be accretive to earnings per share during the first full year of operations, Wintrust management has no direct experience managing or financing this type of business, and we could encounter unanticipated difficulties. Accordingly, there can be no assurance that we will succeed in increasing our profitability as a result of the acquisition.

WE DEPEND ON OUR SENIOR MANAGEMENT.

     Wintrust's success to date has been influenced strongly by its ability to attract and to retain senior management experienced in banking and financial services. Wintrust's ability to retain its executive officers and the current management teams of each of our banks, First Insurance Funding and Wintrust Asset Management, and, as Wintrust grows, to attract and retain qualified additional senior and middle management, will continue to be important to successful implementation of Wintrust's strategies. Wintrust does not currently maintain key-man life insurance policies. The unexpected loss of services of any key management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on Wintrust's business and financial results.

     Wintrust has entered into employment agreements with Edward J. Wehmer, who has served as Wintrust's president since inception and, since May 1998, as chief executive officer, and with its other senior management and the senior officers of its subsidiaries. The agreements provide for, among other things, certain non-competition agreements, severance arrangements and benefits.

OUR ALLOWANCE FOR LOAN LOSSES MAY PROVE TO BE INSUFFICIENT TO ABSORB POTENTIAL LOSSES IN OUR LOAN PORTFOLIO.

     Wintrust's allowance for possible loan losses is established in consultation with management of its operating subsidiaries and is maintained at a level considered adequate by management to absorb loan losses that are inherent in the portfolio. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond Wintrust's control, and such losses may exceed current estimates. Rapidly growing and de novo bank loan portfolios are, by their nature, unseasoned. As a result, estimating loan loss allowances for our banks is more difficult, and therefore the banks may be more susceptible to changes in estimates, and to losses exceeding estimates, than banks with more seasoned loan portfolios. Although management believes that the allowance for possible loan losses is adequate to absorb losses on any existing loans that may become uncollectible, there can be no assurance that the allowance for possible loan losses will prove sufficient to cover actual loan losses in the future.

     A portion of Wintrust's assets are comprised of insurance premium finance loans that Wintrust generates through First Insurance Funding. These loans, intended to enhance the average yield of earning assets of the banks, may involve a different level of risk of collection than generally associated with loan portfolios of more traditional community banks.

WE MAY BE ADVERSELY AFFECTED BY INTEREST RATE CHANGES.

     Our earnings are derived from the operations of our subsidiaries, and we are principally dependent on net interest income, calculated as the difference between interest earned on loans and investments and the interest expense paid on deposits and other borrowings. Like other banks and financial institutions, Wintrust's interest income and interest expense are affected by general economic conditions and by the policies of regulatory authorities, including the monetary policies of the Federal Reserve. Changes in the economic environment may influence the growth rate of loans and deposits, the quality of the loan portfolio and loan and deposit pricing. While management has taken measures intended to manage the risks of operating in a changing interest rate environment, there can be no assurance that such measures will be effective in avoiding undue interest rate risk. If market interest rates should move contrary to our "gap" position on interest earning assets and interest bearing liabilities, the "gap" will work against us and our net interest income may be negatively affected. Measured as of September 30, 1999, our short-term gap position was relatively neutral in that the level of our interest-sensitive assets that reprice within one year approximately matched the level of our liabilities that reprice within the same period when adjusted for the effect of interest rate cap contracts that we have entered into. Measured as of the same date, we were slightly asset sensitive for the one- to five-year time frame. While this would suggest that we would generally benefit from rising interest rates, there can be no assurance that a dramatic change in the interest rate environment will not adversely affect our results.

OUR FUTURE SUCCESS IS DEPENDENT ON OUR ABILITY TO COMPETE EFFECTIVELY IN THE HIGHLY COMPETITIVE BANKING INDUSTRY.

     The financial services business is highly competitive, and Wintrust encounters strong direct competition for deposits, loans and other financial services in all of its market areas. Wintrust's principal competitors include other commercial banks, savings banks, savings and loan associations, mutual funds, money market funds, finance companies, trust companies, insurers, leasing companies, credit unions, mortgage companies, private issuers of debt obligations and suppliers of other investment alternatives, such as securities firms. Many of Wintrust's non-bank competitors are not subject to the same degree of regulation as that imposed on bank holding companies, federally insured banks and national or Illinois chartered banks. As a result, such non-bank competitors have advantages over Wintrust in providing certain services. In addition, in recent years, several major multi-bank holding companies have entered or expanded in the Chicago metropolitan market. Generally, these financial institutions are significantly larger than Wintrust and have greater access to capital and other resources. In addition, our ability to compete effectively in the marketplace is also dependent on our ability to adapt successfully to technological changes within the banking and financial services industries.

REGULATORY RESTRICTIONS ON DIVIDEND PAYMENTS FROM THE BANKS MAY AFFECT OUR ABILITY TO COMMENCE PAYING DIVIDENDS TO OUR SHAREHOLDERS.

     Wintrust has never paid a dividend to shareholders. As a holding company, our ability to commence payment of dividends in the future will be largely dependent on receipt of dividend income from our subsidiaries. In 1998, Lake Forest Bank paid cash dividends to Wintrust in the amount of $8.25 million. None of Wintrust's other banking subsidiaries has paid any dividends to date. Under the provisions of the Illinois Banking Act, dividends may not be declared by Lake Forest Bank, Hinsdale Bank, North Shore Community Bank, nor Libertyville Bank except out of each bank's net profits (as defined therein), and unless each bank has transferred to surplus at least one-tenth of its net profits since the date of the declaration of the last preceding dividend, until the amount of its surplus is at least equal to its capital. However, as Federal Reserve member banks, dividends declared in any calendar year by any of the banks may not exceed its net profit for the year plus its retained net profits for the preceding two years. In addition, each of Barrington Bank and Crystal Lake Bank is currently subject to additional restrictions prohibiting the payment of dividends by a de novo bank in its first three years of operations. The de novo period will end for Barrington Bank in December 1999, and for Crystal Lake Bank in December 2000. Subsequent to these dates, the banks would be allowed to pay dividends subject to the regulatory limitations that are applicable to national banks. As of September 30, 1999, based upon applicable regulatory limitations, our bank subsidiaries (other than Barrington Bank and Crystal Lake) had the capacity to pay approximately $13.1 million as dividends to Wintrust, subject to regulatory capital maintenance requirements.

OUR BUSINESS MAY BE ADVERSELY AFFECTED BY THE HIGHLY REGULATED ENVIRONMENT IN WHICH WE OPERATE.

     Wintrust, our banks and our trust company subsidiary are subject to extensive federal and state legislation, regulation and supervision. Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on the financial services industry. Some of the legislative and regulatory changes may benefit Wintrust, the banks and Wintrust Asset Management; others, however, may increase our costs of doing business and thus advantage our competitors.

OUR BUSINESS MAY BE NEGATIVELY IMPACTED BY THE YEAR 2000 ISSUE.

     A critical issue has emerged in the banking industry, and generally for all industries that are heavily reliant upon computers, regarding how existing software application programs and operating systems can accommodate the date value for the Year 2000. The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year. As such, certain programs that have time-sensitive software may recognize a date using "00" as the Year 1900 rather than the Year 2000. As a result, the year 1999 (i.e. "99") could be the maximum date value these systems will be able to accurately process. During 1997, management began the process of working with its outside data processor and other software vendors to ensure that Wintrust is prepared for the Year 2000. That process continued during 1998 and was completed in mid-1999. Regardless of the Year 2000 compliance of Wintrust's systems, there can be no assurance that Wintrust will not be adversely affected by the failure of others to become Year 2000 compliant. Such risks may include potential losses related to loans made to third parties whose businesses are adversely affected by the Year 2000 issue, the disruption or inaccuracy of data provided by non-Year 2000 compliant third parties and possible business disruption caused by the failure of service providers, such as security and data processing companies or power or telecommunications utilities, to become Year 2000 compliant. Because of these uncertainties, there can be no assurance that the Year 2000 issue will not have a material financial impact in any future period, although management does not anticipate a material adverse effect.

THE FUTURE SALES OF OUR COMMON STOCK OR OTHER SECURITIES MAY DILUTE THE VALUE OF THE COMMON STOCK.

     The board of directors has the authority, without action or vote of the shareholders, to issue all or part of any authorized but unissued shares of common stock, including shares authorized but unissued under Wintrust's stock option plans. In the future, we may need to issue additional securities, through public or private offerings, in order to raise additional capital to support our growth. Any such issuance will dilute the percentage of ownership interest of shareholders and may dilute the per share book value of the common stock. In addition, option holders may exercise their options at a time when we would otherwise be able to obtain additional equity capital on more favorable terms.

     The sale, or availability for sale, of a substantial number of shares of common stock in the public market as a result of or following this offering could adversely affect the common stock's market and could impair our ability to raise additional capital through the sale of equity securities.

                                 USE OF PROCEEDS

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to Wintrust. We expect to incur expenses in connection with this offering in the amount of approximately $25,000 for registration, legal, accounting and miscellaneous fees and expenses. We will not pay for expenses such as commissions and discounts of brokers, dealers or agents or the fees and expenses of counsel, if any, for the selling shareholders. See "Selling Shareholders" and "Plan of Distribution."


                              SELLING SHAREHOLDERS

     This prospectus relates to the offer and sale from time to time by the selling shareholders named in this prospectus of up to 352,942 shares of common stock. The selling shareholders purchased these shares in November 1999 directly from Wintrust in a private placement transaction. Because the issuance of shares in that transaction was not registered with the SEC, the selling shareholders have "restricted stock."

     We are registering the shares to enable the selling shareholders to resell the shares in the public market from time to time or on a delayed basis and to permit secondary trading of the shares after they are sold by the selling shareholders. We are paying for the registration of such securities but will not pay for the fees and expenses of the selling shareholders, their attorneys or other representatives, nor any selling commissions, brokerage fees or underwriting discounts, related to any resale of the shares. See "Use of Proceeds" and "Plan of Distribution." We have agreed to indemnify each of the selling shareholders and their respective officers and directors, and each person who controls (within the meaning of the Securities Act) such selling shareholder, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering. Each of the selling shareholders has agreed to indemnify us, our officers and directors, our underwriters, if any, and each person who controls (within the meaning of the Securities Act) us, against certain losses, claims, damages, liabilities and expenses arising under the securities laws in connection with this offering with respect to certain written information furnished to us by such selling shareholder.

     The following table sets forth, to the best of our knowledge, information concerning the selling shareholders, the number of shares to be offered and sold by the selling shareholders and the amount of common stock that will be owned by the selling shareholders following the offering (assuming sale of all shares of common stock being offered hereby) by the selling shareholders.

                         OWNERSHIP OF       NUMBER OF SHARES     OWNERSHIP OF         PERCENTAGE OF
                         COMMON STOCK        OF COMMON STOCK     COMMON STOCK          COMMON STOCK
SELLING SHAREHOLDER    PRIOR TO OFFERING      TO BE OFFERED     AFTER OFFERING    OWNED AFTER OFFERING
-------------------    -----------------    ----------------    --------------    --------------------
CIVC Fund, L.P.....         294,118              294,118               0                    --
Harpo, Inc.........          58,824               58,824               0                    --


                              PLAN OF DISTRIBUTION

     The common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders. As used herein, "selling shareholders" includes those individuals or entities who may have had shares of common stock given or transferred to them by a named selling shareholder after the date of this prospectus and any individuals or entities who may have shares of common stock pledged to them as collateral by a named selling shareholder after the date of this prospectus. See "Selling Shareholders." The shares of common stock covered by this prospectus may be sold by the selling shareholders in one or more types of transactions (which may include block transactions) on Nasdaq, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares of common stock, through short sales of shares of common stock, or a combination of such methods of sale, or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The shares of common stock may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal in order to facilitate the transaction; (b) a purchase by a broker or dealer as principal, and the resale by such broker or dealer for its account pursuant to this prospectus, including resale to another broker or dealer; (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers;
(d) privately negotiated transactions; (e) through put or call transactions; (f) through short sales of the offered shares; and (g) through underwritten transactions or otherwise. Thus, the period of distribution of these shares of common stock may occur over an extended period of time. This offering is expected to terminate on December 16, 2000, or such earlier date on which all shares offered have been sold.

     The selling shareholders may effect such transactions by selling the shares of common stock directly to purchasers or to or through a broker or dealer, who may act as an agent or principal. Such broker or dealer may receive compensation in the form of discounts, concessions, or commissions from the selling shareholders and/or the purchasers of shares of common stock for whom such broker or dealer may act as agent or to whom he sells as principal, or both (which compensation as to a particular broker or dealer might be in excess of customary commissions). We know of no existing arrangements between any selling stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares of common stock.

     The selling shareholders will not pay any of the proceeds from the sale of the shares of common stock to us. We expect to incur expenses in connection with this offering in the amount of approximately $25,000 for registration, legal, accounting and miscellaneous fees and expenses. The selling shareholders will be solely responsible for commissions and discounts of brokers, dealers or agents, other selling expenses and the fees and expenses of their own counsel related to registration and resale of their shares, if any, none of which expenses will be borne by the company.

     In offering the securities, the selling shareholders and any broker-dealers and any other participating broker-dealers who execute sales for the selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with such sales, and any profits realized by the selling shareholders and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

     We intend to advise the selling shareholders that while they are selling the securities, they (1) are required to comply with Regulation M under the Securities Exchange Act of 1934 (as described in more detail below), (2) may not engage in any stabilization activity, except as permitted under the Exchange Act, (3) are required to furnish each broker-dealer (who may offer this common stock) copies of this prospectus, and (4) may not bid for or purchase any securities of Wintrust or attempt to induce any person to purchase any securities except as permitted under the Exchange Act.

     Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security.

                                 TRANSFER AGENT

     The transfer agent for our common stock is Illinois Stock Transfer Company, 209 West Jackson Boulevard, Suite 903, Chicago, Illinois 60606.


                                  LEGAL MATTERS

     Certain legal matters relating to the common stock offered by this prospectus have been passed upon for us by Vedder, Price, Kaufman & Kammholz, Chicago, Illinois. A member of such firm serves as a non-voting member of the board of directors of Hinsdale Bank.


                                     EXPERTS

     The consolidated financial statements of Wintrust and its subsidiaries incorporated in this prospectus by reference to Wintrust's Annual Report on Form 10-K for the year ended December 31, 1998, have been audited by KPMG LLP, independent certified public accountants, as stated in their report. Their report has been incorporated herein by reference in reliance on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file reports, proxy statements and other information with the SEC, as required. You may copy and inspect the reports, proxy statements and other information at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, or at the SEC's Regional Offices at 7 World Trade Center, New York, New York 10048, or at 500 West Madison Street, Chicago, Illinois 60661. The Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 may also provide, at prescribed rates, copies of such material. The SEC also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants, including Wintrust, that file electronically with the SEC. The address of the site is http://www.sec.gov. You may also inspect reports and other information concerning Wintrust at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006. The reports that Wintrust files with the SEC are also available on our Web site (http://www.wintrust.com).

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering terminates:

     (1) Our Annual Report on Form 10-K for the fiscal year ended December 31, 1998.

     (2)  Our Quarterly Report on Form 10-Q for the quarter ended March 31,
1999.

     (3)  Our Quarterly Report on Form 10-Q for the quarter ended June 30, 1999.

     (4) Our Quarterly Report on Form 10-Q for the quarter ended September 30, 1999.

     (5) Our Current Reports on Form 8-K dated April 29, 1999, September 17, 1999, October 19, 1999, and October 26, 1999.

     (6) The descriptions of (a) our Common Stock contained in our Registration Statement on Form 8-A dated January 3, 1997, and (b) the associated preferred share purchase rights contained in our Registration Statement on Form 8-A dated August 28, 1998.

     You can request copies of these filings at no cost by contacting David A. Dykstra, Executive Vice President, in writing at Wintrust Financial Corporation, 727 North Bank Lane, Lake Forest, Illinois 60045-1951, or by phone at (847) 615-4096.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.